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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE THIRD QUARTER OF FISCAL 2010


Red Bank, N.J. July 30, 2010 The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.47 per unit for the third quarter of fiscal 2010, payable on August 25, 2010 to holders of record on August 13, 2010. Royalties attributable to the sale of natural gas are the primary source of income for the Trust.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.47 was 18.97% lower than the distribution of $0.58 for the third quarter of fiscal 2009. The major reason for the decline in the distribution was a decline in the average Euro/dollar exchange rate and to a lesser extent declines in gas sales compared to the prior year's equivalent quarter. Gas prices were mixed. Further details will be available in the earnings press release scheduled for release on or about August 13, 2010.

Total distributions per unit for the first nine months of fiscal 2010 were $1.48 as compared to $2.63 for the same period last year. Including the pending August distribution, during the last twelve months the Trust has distributed $1.86 per unit. The cumulative distribution for the preceding twelve months, ending with the distribution for August 2009, was $3.66. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Trust royalty payments for each fiscal quarter are now based on actual royalties payable for the preceding calendar quarter. Accordingly, based on the information it has received from the operating companies, the Trust anticipates that it will receive combined royalty receipts of Euros 1,276,712 in each of August and September. At the current exchange rate of 1.2992, this would represent gross royalty income of $1,658,704 per month and would be the equivalent of $0.1805 per unit for each of the first two months of the Trust's fourth fiscal quarter. These figures can only be approximate due to changing Euro/dollar exchange rates.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.